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                                                                     EXHIBIT 5.1


                               December 14, 1995




Selfix, Inc.
4501 West 47th Street
Chicago, Illinois 60632


                 Re:      Selfix, Inc.
                          Form S-8 Registration Statement
                          (1934 Act File No. 0-17237)
Gentlemen:

         We have acted as counsel for Selfix, Inc. (the "Company") in connection with the registration statement on Form S-8 (the "Registration Statement") of the Company which is being filed with the Securities and Exchange Commission on December 15, 1995 covering up to 200,000 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), issuable to eligible employees of the Company who are participants in the Selfix, Inc. Employee Stock Purchase Plan (the "Stock Plan").

         As such counsel, we have examined such corporate records and other documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

         Based upon the foregoing, we are of the opinion that the Shares, when issued and sold pursuant to, and for the consideration expressed in the Stock Plan, will constitute legally issued, fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                            Respectfully submitted,

                            MUCH SHELIST FREED DENENBERG AMENT BELL
                            & RUBENSTEIN, P.C.